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                                                                Exhibit 99(d)(3)

                                                       CONFIDENTIALITY AGREEMENT





First Union Securities, Inc.
301 South College Street, 4th Floor
Charlotte, North Carolina 28288-8905

Ladies and Gentlemen:

            You have advised us that you are acting on behalf of Alysis Technologies, Inc. ("Alysis" or the "Company") in its consideration of either a possible sale of Alysis or a possible equity investment in Alysis, and you have agreed to discuss with us either the possible purchase of Alysis or an equity investment in Alysis. As a condition to such discussions, you have required that we agree to keep strictly confidential all information conveyed to us regarding this matter.

            This letter will confirm our agreement with you and Alysis to retain in strict confidence all information (whether oral or written) conveyed to us by Alysis, their agents, or you regarding the Company, unless such information is publicly available, was known to us prior to your disclosure, or is or becomes available to us on a nonconfidential basis from a source other than you, Alysis, or their agents, provided that such other source is not bound by a confidentiality agreement with you or Alysis. We will use such information only in connection with our consideration of whether to purchase or invest in Alysis and will not otherwise use it in our business or disclose it to others, except that we shall have the right to communicate the information to such of our directors, officers, advisors, and employees (if any) who are required by their duties to have knowledge thereof, provided that each such person is informed that such information is strictly confidential and subject to this agreement and agrees not to disclose or use such information except as provided herein. We hereby agree to be jointly and severally responsible for any breach of this agreement by our officers, directors, advisors, and/or employees, or any of our representatives. In the event that we become legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the confidential information covered by this agreement, we shall provide Alysis with prompt prior written notice to that effect, and we will cooperate with Alysis if it seeks to obtain a protective order concerning such confidential information. In order to provide an orderly environment for the sale of Alysis or its securities, except as is consistent with past practice, we agree not to initiate contact, or engage in discussions, with any employee, customer, or supplier of Alysis without the prior consent of you or Alysis. Unless we purchase Alysis, we agree not to hire or solicit for employment any employees of Alysis, without the written consent of the Company, for a period of nine months from the date of this letter.

            We acknowledge that neither Alysis nor any of its directors, officers, employees, stockholders, or agents make any representation as to the accuracy or


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completeness of such information and that neither Alysis nor any of its directors, officers, employees, stockholders, or agents shall have any liability to us as a result of our use of such information.

            We also agree that without prior consent of Alysis we will not disclose to any other person that we have received such information, that we are in discussions or negotiations with you and Alysis as to a possible purchase of, or investment in, Alysis, or that the stockholders are contemplating a possible sale of Alysis or its securities.

            We will advise all of our directors, officers, employees, and other representatives who are informed of the matters which are the subject of this letter that U.S. securities laws prohibit any person who has material, nonpublic information concerning an issuer of publicly held securities from purchasing or selling such securities.

            We acknowledge that Alysis reserves the right to reject any or all offers to acquire the Company or any of its securities. In the event that we do not purchase Alysis or any of its securities, we agree to return to you all financial and other written information provided to us relating to Alysis, including any memoranda, notes, or other writings prepared by us or our representatives based on such information, together with all copies of such information in our possession or under our control to which we have access. We agree that neither Alysis nor First Union Securities, Inc. shall be obligated to pay any fees on our behalf to any brokers, finders, or other parties claiming to represent us in this transaction. Without limiting the generality of the nondisclosure agreements contained herein above, it is further understood that we are strictly prohibited by this agreement from acting as a broker or an agent using any of the confidential information provided to us.


                      Name:  /s/ Brian Nolop
                           -----------------

                      Title:  Executive Vice President & Chief Financial Officer
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                      Company:  Pitney-Bowes Inc.
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                      Date:     11/1/00
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